Green Bonds – Made by KfW. August 2020 Filed pursuant to Rule 433; Registration No. 333-238461

Green Bonds - Made by KfW / August 2020 Disclaimer The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. KfW's prospectus supplement relating to the bonds is available through the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312520205362/d889048d424b3.htm KfW's base prospectus relating to SEC-registered notes is available through the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312520205348/d889037d424b3.htm Alternatively, the issuer will arrange to send you the prospectus, which you may request by calling collect 1-800-292-0049 (for the operator) and then 069-7431-22-22 (for KfW's Investor Relations Team) or by emailing investor.relations@kfw.de. The following presentation may contain forward looking statements. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "intends," "may," "will" or "should" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this presentation and include statements regarding KfW’s intentions, beliefs or current expectations. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. KfW cautions you that forward-looking statements are not guarantees of future performance or developments, which may differ materially from those made in or suggested by the forward-looking statements contained in this presentation. In addition, even if the performance or the developments are consistent with the forward-looking statements contained in this presentation, those developments may not be indicative of results or developments in subsequent periods not covered by this presentation. The presentation only speaks as of its date. KfW undertakes no obligation, and does not expect to publicly update, or publicly revise, any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to KfW or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above or contained elsewhere in this presentation.

KfW – Commitment to sustainability KfW at a glance and the importance of its holistic sustainability approach Green Bonds – Made by KfW KfW’s green bond framework and the green bonds’ mode of operation Green Bond issuances Overview, experience and reporting KfW at debt capital markets KfW as an issuer of bonds and notes Green Bond portfolio of KfW KfW as an investor in green bonds Agenda Green Bonds - Made by KfW / August 2020

KfW – Commitment to sustainability KfW at a glance and the importance of its holistic sustainability approach Green Bonds - Made by KfW / August 2020

KfW in brief Shareholders The promotional bank of the Federal Republic of Germany, established in 1948 as a public law institution. Benefits from explicit and direct statutory guarantee and institutional liability by the Federal Republic of Germany. Regulated by the "Law concerning KfW" and exempt from corporate taxes. Zero risk weighting of KfW’s bonds.(2) Supervision by the German Federal Ministry of Finance and the German Financial Supervisory Authority "BaFin". Subject to certain provisions of German and European bank regulatory laws by analogy, in large part with effect from January 1, 2016. 80% 20% Bonn Federal Republic of Germany German federal states Berlin Frankfurt Sustainability Credit Aaa AAA Moody‘s S&P AAA Scope TOP 2 out of 19 out of 77 "Prime" TOP 3 ISS ESG Sustainalytics imug Rating(1) Cologne (DEG) Headquarters: Frankfurt am Main Branches: Berlin, Bonn Germanyʼs flagship development agency German credit Professionally supervised and regulated MSCI AAA (1) A rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. (2) According to the standardized approach of the Capital Requirements Regulation (CRR) Green Bonds - Made by KfW / August 2020

Worldwide presence

About 80 representative offices



Number of KfW employees
6,705
1948 1950 1960 1970 1980 1990 2000 2010 2016 2017 2018 2019



Bonn
Cologne
London
Brussels
Frankfurt
Berlin
Moscow
Chişinău
Kyiv
Belgrad
Sarajevo
Podgorica
Priština
Tirana
Skopje
Istanbul
Ankara
Tiflis
Baku
Yerevan
Mazar-e-Sharif
Taschkent
Bishkek
Dushanbe
Ulan Bator
Beijing
Islamabad
Kabul
New Delhi
Kathmandu
Dhaka
Hanoi
Mumbai
Rangoon
Vientiane
Bangkok
Phnom Penh
Manila
Ho Chi Minh City
Singapore
Jakarta
New York
Rabat
Tunis
Beirut
Ramallah-Al-Bireh
Amman
Cairo
Abu Dhabi
Sanaa
Mexiko City
Guatemala City
Tegucigalpa
San Salvador
Managua
Dakar
Bamako
Abidjan
Niamey
Ouagadougou
Cotonou
Accra
Lomé
Yaoundé
Addis Abeba
Kampala
Nairobi
Kigali
Kinshasa
Bujumbura
Daressalam
Bogotá
Quito
Lima
La Paz
Brasilia
São Paulo
Lusaka
Lilongwe
Windhoek
Pretoria
Maputo
Johannesburg

KfW Green Bonds - Made by KfW / August 2020 6

KfW Capital Promotion of Developing Countries & Emerging Economies Financial Markets New business 2019: EUR 77.3bn (+2% yoy) KfW Group’s business activities Individual financings for municipal & social infrastructure, customized financing for FI & promotional institutes of German federal states Customized Finance & Public Clients Subsidiary (100%, est. 2018) to carry out KfW’s entire private equity & venture capital business KfW’s public (KfW Development Bank) & private sector activities (DEG) in developing countries ABS/ABCP & Green Bond Portfolio <1% Export & Project Finance (KfW IPEX-Bank) 29% 14% 2% Environment investment ratio: New business for environment and climate protection in % of total new business volume. New business for SMEs in % of total new domestic business volume. 38% Domestic International Domestic SME ratio: 40% Subsidiary (100%, est. 2007) for exports and project & corporate financing world-wide 46% Standardized financing products for SMEs, business founders, start-ups, self-employed professionals and private individuals SME Bank & Private Clients Based on 2019 data. Green Bonds - Made by KfW / August 2020 9%

KfW involves commercial banks in its domestic activities Proven and successful business model Green Bonds - Made by KfW / August 2020 Backed by Understanding II reached with EU Commission

Manifold activities to improve sustainabilty and to act as vocal advocate - examples Sustainability has been and remains one of KfWʼs top priorities Setting new corporate targets: KfW shall remain among top-performer in ESG ratings by renowned int’l ESG rating agencies Improving lending business: Development of a group-wide KfW Roadmap Sustainable Finance by 2020: Improvement of impact evaluation of KfW’s business (e.g. SDG mapping) Assessment of sustainability control elements in bank steering Consideration of ESG and climate risks in internal risk management process Financing landmark projects: Clean Ocean Initiative (KfW, EIB and AFD; 2018) EUR 2bn for sustainable projects to reduce the pollution in the world’s ocean within the next 5 years Focus on river and costal areas of developing countries in Asia, Africa, and the Middle East Engaging in global initiatives: PRI – Principles for Responsible Investments signatory Green Bond Principles Executive Committee member TCFD – Task-Force on Climate-related Financial Disclosure supporter "Sustainability has always been an important part of our DNA. KfW is sustainable in a holistic sense, i.e. our understanding of sustainability goes far beyond environment and climate protection. " Dr. Günther Bräunig, CEO Green Bonds - Made by KfW / August 2020

Since 2019 with explicit reference to SDGs, Paris Agreement and German Governmentʼs sustainability strategy Holistic sustainability approach at KfW KfW Bankengruppe Declaration on the respect for human rights in its business operations KfW sustainability mission statement and areas of action Sustainability management Banking business Employer Banking operations Sustainability communications Employer attractiveness Equality Reconciling of work and private life Social commitment Sustainability organisation: Chief Sustainability Officer Group officer for sustainability Network of decentralised sustainability officers Sustainability guidelines for banking business and operations Sustainability ratings and rankings Inclusion in strategic objectives Financings (in line with the megatrends of climate change and environment; globalisation, social change, digitalisation and innovation; social change) Capital markets Risk management Corporate governance & compliance In-house environmental protection Procurement Sustainability report Sustainability portal Stakeholder management (dialogue and communication) Green Bonds - Made by KfW / August 2020 Banking business Employer Banking operations Employer attractiveness Equality Reconciling of work and private life Social commitment Financings (in line with the megatrends of climate change & environment; globalisation, social change, digitalisation & innovation) Corporate governance & compliance In-house environmental protection Procurement

Numbers represent the share of new commitments in 2019 A contribution to all of the United Nationsʼ Sustainable Development Goals Spotlight 1: Sustainable lending business Green Bonds - Made by KfW / August 2020 SDG-MAPPING of entire KfW Groupʼs new business 2019 Focal SDGs are: 7, 8, 11, 13 The heart of KfWʼs business activities: PROMOTION 38% Climate Change & Environment 3% Digitisation & Innovation 26% Globalisation 15% Social Change SDG 13: Climate Action SDG 7: Affordable and Clean Energy SDG 8: Decent Work and Economic Growth SDG 11: Sustainable Cities and Communities

In-house environmental protection Internal sustainability & environmental management system since 1994 Spotlight 2: Sustainable own operations 100% of KfW’s GHG emissions from energy consumption and business travel are offset by purchasing Clean Development Mechanism certificates. Fields of activities Energy consumption and green electricity Energy-efficient buildings Business travel and commuting Water and wastewater Recycled paper Charging stations for electric cars & e-bikes In-house targets (samples) Car policy with binding criteria that promote ecological vehicles Conversion of the heating and cooling supply in head quarter (Frankfurt). Target: reduce GHG emissions by around 1,500 t/a KfW GHG emissions (in tons) 2015 2016 2017 2018 2019 Energy consumption 6,294 6,734 7,070 7,570 6,879 Total business travel 7,394 7,411 8,208 8,665 7,753 Total 13,628 14,145 15,278 16,236 14,632 Ø per employee 2.2 2.1 2.1 2.1 1.9 Reporting Environmental reporting/accounting since 1998 Sustainability report since 2006 Comprehensive sustainability reporting on www.kfw.de Green Bonds - Made by KfW / August 2020

As PRI member KfW manages fixed-income investments in a sustainable manner Pure fixed income portfolio Buy-and-hold strategy Exclusively investment-grade bonds Strategy Government bonds, covered bonds Financials Bonds issued by government-related issuers and agencies ABS Asset Classes KfWʼs Liquidity Portfolio Spotlight 3: Sustainable investment approach Green Bonds - Made by KfW / August 2020 €28bn securing KfWʼs liquidity Exclusion Criteria Investments only in bonds from issuers who are in compliance with the IFC exclusion list Engagement The sustainability rating of an issuer is crucial for a potential bond investment Dialogue with the issuers on a regular basis ESG Integration Only investments in bonds of issuers whose sustainability score is among the best 50% of the respective sector Sustainability assessment of issuers performed by an external provider (ISS ESG) Sustainable Investment Approach for the Liquidity Portfolio Best-in-Class Approach At year-end 2019

Top ESG ratings confirm KfW's holistic sustainability approach

Renown international rating agencies assign KfW to be among top-performers in ESG imug

KfW is among the 2 best out of 19 development banks

AAA / Leader / KfW ▶ BB / D

BB

KfW's strengths

Profound measures regarding the management of ESG issues.

Performance regarding environmental and governance criteria is above average and on average regarding social criteria.

Specifically striking is the positive performance in the area of environmental business operations.

Last update: March 1, 2020

ISS ESG (ethix • climate • oekom)

KfW is among the best-rated institutions in its peer group

A+ / Leader / KfW ▶ C+ / Industry / D-

Prime

KfW's strengths

Comprehensive policy regarding the respect for human rights.

Development and implementation of an approach to calculate GHG emissions in the corp. value chain.

Code of conduct covering important aspects of business ethics.

Reasonable integration of environmental and social aspects into the own investment portfolio.

Last update: June 16, 2020

MSCI

KfW's rating is at the highest level possible

10 / KfW ▶ 7.7 / 0

AAA

KfW's strengths

In 2019, KfW received a rating of AAA (on a scale of AAA-CCC) in the MSCI ESG Ratings assessment.

Last update: Dec 20, 2019

SUSTAINALYTICS

KfW is #3 out of 77 development banks

0 / Leader / KfW ▶ 5.2 / 100

Top 3

KfW's strengths

KfW is rated in the lowest ESG Risk Rating category (="negligible risk") within its peer group and rated banks globally.

KfW continues to demonstrate strong sustainability performance.

Last update: June 2, 2020

KfW has set a new **strategic objective** of achieving **top sustainability rankings among its peers.**

A rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

KfW Green Bonds - Made by KfW / August 2020 14

Green Bonds – Made by KfW KfW’s green bond framework and the green bonds’ mode of operation Green Bonds - Made by KfW / August 2020

Overarching Strategy and Motivation Why issuing “Green Bonds – Made by KfW”? INCR EASE Green Investments We want to boost environmental investments via capital markets by being a catalyst SUP PORT Low Carbon Economy We want to actively support the transition to a low carbon economy ENHANCE Sustainability Profile We want to enhance our sustainability profile amongst our stakeholders Green Bonds - Made by KfW / August 2020 KfW’s mission: Performing promotional tasks to, among others, protect the environment. DIVERSIFY New Investors We want to attract new investors and thereby diversify our investor base Green Bonds – Made by KfW.

Increasing investors’ willingness to engage in green finance KfW is one of the most active participants in the green bond market Green Bonds Issuance Volume (EUR in billions per year, excl. ABS & U.S. municipalities) 1st Green Bonds by EIB and World Bank Launch of the Climate Bonds Initiative 1st Corporate Green Bond by Vasakronan/Sweden Launch of the Green Bond Principles 1st Green Covered Bond by BerlinHyp 1st Green Bond by a state by Poland €500bn threshold in Green Bonds ever issued United Nations’ SDGs COP 21 Paris agreement 1st Green Bond – Made by KfW Launch of KfW Green Bond Portfolio KfW becomes ExCom-Member of Green Bond Principles €14.5bn KfW Green Bonds issued under 1st Framework “Green Bonds – Made by KfW” Source: Bloomberg Green Bonds - Made by KfW / August 2020 2nd Framework ?

How do "Green Bonds – Made by KfW" work?



Liquidity management
€$
¥£
Renewable Energy &
Energy Efficiency
2 Loan Programmes
~ 43,000 loans
2019
KFW
BANK
Socially responsible investors
Lender
On-lending bank
Final borrower
Funding
€$
¥£
Portfolio approach
A portfolio of Green Bonds is linked to a non-dynamic portfolio of disbursements out of two loan programmes. Reporting portfolio data, not project-by-project.
SSD EUR2m 10y
0.0%
USD2bn 10y
22.3%
EUR4bn 8y
49.4%
NOK6bn 4y
7.3%
HKD300m 2y
0.4%
GBP650m 7y
8.9%
AUD450m 5y
3.5%
SEK7bn 3y
8.1%
€8.1bn
2019
Green Bonds – Made by KfW
Other renewables
Solar
5.6%
0.2%
Wind energy
14.9%
Other buildings
0.2%
Residential buildings
90.2%
Other OECD countries
4.5%
Sweden
1.9%
France
3.4%
Germany
79.1%
€10.9bn
2019
Underlying assets

KFW Green Bonds - Made by KfW / August 2020 18

What are the net proceeds of KfW Green Bonds used for? Use of Proceeds: all projects (co-)financed under two KfW loan programmes Renewable Energy KfW loan programme "Renewable Energies – Standard" (no. 270) Use: Renewable energy plants for electricity generation, combined electricity and heat generation and measures to integrate renewable energy into the energy system, in particular photovoltaic panels, wind mills (on/offshore), hydropower (<20MW), and biogas/mass. Excluded are plants using fossil fuels and any equipment for the use of nuclear power. Location: Projects in Germany or, if there is a German angle, outside Germany. Borrower: enterprises, private individuals, farmers, non-profit organizations. Loan: up to EUR 50m and up to 20y repayment term; financing share up to 100% of each project. Energy Efficiency KfW loan programme "Energy-efficient Construction" (no. 153) Use: Construction and acquisition of new energy-efficient residential buildings with low energy consumption and reduced carbon emissions. Eligible buildings, including passive houses, must be at least 25% more energy efficient than German regulations as defined in the energy savings ordinance for new buildings (EnEV 2016). Location: Projects in Germany. Borrower: all kind of house-builder, e.g. private individuals or enterprises. Loan: up to EUR 100,000 per housing unit and up to 30y repayment term (annuity). All eligible green projects aim for climate change mitigation, such as the reduction of GHG emissions. Newly added in 2019 The characteristics of the loan programs are presented in an abbreviated manner. Green Bonds - Made by KfW / August 2020

Case studies on renewable energy & energy efficiency projects

Renewable Energy
KfW loan programme "Renewable Energies – Standard" (no. 270)



Windpark „Dretzen II“ by NOTUS energy GmbH

- Brandenburg/Germany
- **34,000 MWh** p.a. renewable energy produced
- **17,799 tons** p.a. estimated GHG reduction
- EUR 22.5m total project costs
- KfW financing share: 88%



PV system by HP-T Höglmeier Polymer-Tech GmbH

- Bavaria/Germany
- **945 MWh** p.a. renewable energy produced
- **127 tons** p.a. estimated GHG reduction
- EUR 420,000 total project costs
- KfW financing share: 95%

Energy Efficiency
KfW loan programme "Energy-efficient Construction" (no. 153)



New construction of a family home

- Bavaria/Germany
- Energy-efficient measures: **wooden construction, clay plaster, reed insulation, biomass heating, ventilation with heat recovery**
- KfW Efficient house 55
- Project costs: 1,465€/m²



Apartment building in a backyard

- Munich/Germany
- **Energy-efficient measures: passive-house components, compact building shape, controlled ventilation, district heating**
- KfW Efficient house 40
- Project costs: 2,460€/m²

KFW Green Bonds - Made by KfW / August 2020 20

KfW loans are extended to final borrowers via interme-diaries such as commercial banks or local saving banks. Intermediaries apply their regular loan procedure, assume the liability for repayment to KfW and screen against the specific programmes’ eligibility criteria KfW defined. In a 2nd step, the KfW lending department reviews the loan application and compliance with the eligibility criteria of the specific KfW loan programme. All projects approved by KfW’s lending department for eligible loan programmes immediately qualify for KfW Green Bonds w/o further selection or approval process. Process for project evaluation & selection How will the eligible green projects be selected? Project Selection KfW’s environmental & social risk management framework Project Evaluation High level of environmental protection and social regulations applicable by the responsible authorities. No further ESG assessment by KfW. Germany High level of environmental protection and social regulations applicable by the responsible authorities. No further ESG assessment by KfW. EU & High-Income-OECD countries KfW’s lending department assesses possi-ble negative environmental or social impact. KfW’s Competence Centre for Environment and Sustainability reviews projects that are considered relevant. All projects must comply with int’l regula-tions incl. those of EU, World Bank, and the International Labour Organisation (ILO). All other countries Green Bonds - Made by KfW / August 2020

On a monthly basis, amounts matching requests for disbursements under KfW’s programmes “Renewable Energies – Standard” and „Energy-efficient Construction“ are allocated to an internal register starting with the beginning of the calendar year. Upon issuance of “Green Bonds – Made by KfW”, an amount equal to the net proceeds in euros of such transactions is allocated to this internal register in their order of issuance. For any “Green Bonds – Made by KfW”, KfW expects full allocation by end of the year of issuance. “Green Bonds – Made by KfW” can be increased (tapped). In terms of management of proceeds and reporting a tap is treated like a new issuance. The volume-weighted average maturity of the cumulated green bonds issued in one year may not exceed the average duration of the cumulated loan commitments for eligible green projects of the preceding year. How will the proceeds of KfW Green Bonds be managed? Management of proceeds Transparent tracking Separate euro register for each calendar year, first-in -> first-out Amount equal to net proceeds used for disbursements of eligible green projects Green bond register Green bonds in several currencies and sizes Net proceeds from issuance Loans for renewable energy & energy efficiency Green Bonds - Made by KfW / August 2020

Allocation Report Annual report until full allocation of the net proceeds. Shows allocated and unallocated proceeds, if applicable. Shows breakdown by eligible category and country of the cumulated requests for disbursement of one year. This non-dynamic portfolio is linked to the cumulated net proceeds of all green bonds issued in the same calendar year, therefore, all fully allocated “Green Bonds – Made by KfW” issued in one calendar year show the same breakdown by category/country. Prepared on a portfolio basis and shows aggregated data. Impact Report One-off report once the relevant loan programmes have been evaluated for an entire calendar year. Shows the estimated social and environmental ex-ante impact in accordance with the Harmonized Framework for Impact Reporting. Core indicators for Renewable Energy: GHG emissions reduced/avoided, renewable energy generation, capacity of renewable energy added Core indicators for Energy Efficiency: GHG emissions reduced/avoided, energy savings Prepared on a portfolio basis and shows aggregated data for each calendar year as well as the key underlying methodology and assumptions to the estimations. The non-dynamic portfolio is linked to the cumulated net proceeds of all green bonds issued in the same calendar year, therefore, all “Green Bonds – Made by KfW” issued in one calendar year show the same impact per unit financed. Reporting How does KfW report on allocation and impact of Green Bonds? KfW aims to create transparency and trust in the effectiveness of its “Green Bonds – Made by KfW” with a regular reporting. Two separate reports provide information about the allocation and impact. Find out more and sign up for our newsletter service at www.kfw.de/green-bonds Green Bonds - Made by KfW / August 2020

Estimated impact of “Green Bonds – Made by KfW”

Ex-ante data based on external programme evaluation and on KfW’s financing share

All numbers reflect KfW’s financing share only

Renewable Energy

KfW loan programme "Renewable Energies – Standard" (no. 270)

Impact data per €1m KfW loan amount[1]	2014	2015	2016	2017	2018
Annual GHG emissions reduced (in tons of CO_2e)	880	859	794	Not yet available	Not yet available
Annual renewable electricity generation (in MWhel)	1,218	1,273	1,185	Not yet available	Not yet available
Renewable energy capacity added (in MWel)	0.61	0.64	0.61	Not yet available	Not yet available
Number of jobs created/preserved (in person years)	17	17	16	Not yet available	Not yet available
Annual savings in energy imports (in EUR)	46.5K	46.8K	44.3K	Not yet available	Not yet available
Annual savings in external costs (in EUR)	89.7K	86.4K	80.7K	Not yet available	Not yet available

Energy Efficiency

KfW loan programme "Energy-efficient Construction" (no. 153)

Newly added in 2019. Expected split in 2019: 80% EE, 20% RE

Impact data per €1m KfW loan amount[1]	2014	2015	2016	2017	2018
Annual GHG emissions reduced (in tons of CO_2e)	3.8	4.4	4.6	4.6	Not yet available
Annual final energy savings (in MWh)	12.5	11.9	10.9	9.6	Not yet available
Number of jobs created/preserved (in person years)	12	11	11	11	Not yet available

Cumulated impact 2014-2018 of all KfW Green Bonds[2]

Expected reduction of GHG emissions

12.0m tons of CO_2e p.a.

equivalent to GHGs from more than **6.1m** passenger cars[3]

Expected renewable electricity generated

17.5m MWhel p.a.

equivalent to powering almost **5.5m** German households[4]

Renewable energy capacity added

8,910 MWel

equivalent to the power of more than **6** nuclear power plants[5]

[1]Figueres are based on numbers evaluated by external research institutions (ZSW or IWU) and own calculations. Data for projects outside Germany are not available. Assumption: Projects outside Germany deliver the same impact as projects located in Germany. The share of projects outside Germany in total project costs of Programme no. 270 between 2014 and 2018 varied from 20% to 50%. Actual and future impacts might be different.
[2]Issuance volume €14.5bn. Preliminary as the impact of the not yet evaluated years 2017 and 2018 is estimated based on prior year's results. Therefore subject to adjustments.
[3]Based on data from the German Federal Ministry of Environment: and the German Federal Motor Transport Authority: 139gCO_2e/km; 14,015km/year.
[4]Based on an average power consumption of a German household of 3,207kWh per year.
[5]Based on an average power of 1.4 GW per nuclear power plant.

KFW Green Bonds - Made by KfW / August 2020 24

Independent expert opinions are essential for KfW

External review

Impact externally evaluated

Second Party Opinion

- Independent Second Party Opinion for KfW's Green Bond Framework issued by CICERO saying:
  - **KfW Framework 2019** (Renewable Energy & Energy Efficiency)
    - In line with Green Bond Principles
    - Shades of Green: **medium green**
    - Governance: **excellent**
  - **KfW Framework 2014** (Renewable Energy)
    - In line with Green Bond Principles
    - Shades of Green: **dark green**
- CICERO (Center for Int'l Climate and Environmental Research Oslo/Norway) is an experienced, non-profit research centre recognized as „best external assessment provider"[1]

Verification

- The positive **environmental impact** of KfW's individual loan programmes underlying its "Green Bonds – Made by KfW" is **evaluated by** one or more **independent institutions**.
- The KfW loan programme "**Renewable Energies – Standard**" has been and will be evaluated at least until 2018 by the independent research institution **ZSW** (Center for Solar Energy and Hydrogen Research / Germany).
- The KfW loan programme "**Energy-efficent Construction**" has been evaluated until 2017 by the independent research institution **IWU** (Institute for Housing and Environment / Germany).

Green Bond Rating

- The first two "Green Bonds – Made by KfW" (EUR1.5bn 0.375% 2014/2019 and USD1.5bn 1.750% 2014/2019) were rated by oekom research AG (today: ISS ESG) saying:
  - **Good** (b+), which represents the highest rating at that time
- As all KfW Green Bonds issued between 2014 and 2018 refer to the same framework, the assessment applies as well to all other „Green Bonds – Made by KfW" issued under the **KfW Framework 2014**.

[1]Environmental Finance Bond Awards 2019

KfW Green Bonds - Made by KfW / August 2020 25

Green Bonds issuances Overview, experience and reporting Green Bonds - Made by KfW / August 2020

Green Bonds – Made by KfW

Highlights of KfW's footprint in the green bond market

High Quality
Aligned with GBP & Harmonized Framework for Reporting, SPO from CICERO, external impact evaluation.

Liquidity
Large sizes in benchmark maturities qualify KfW green bonds among the most liquid green bonds in the market.

Credibility
Top ESG ratings and a strong focus on green finance make KfW one of the most credible issuers of green bonds.

#1 in Germany
€26bn of „Green Bonds – Made by KfW" since 2014 make KfW one of the largest issuers globally and by far the largest issuer in Germany.

Contribution to SDGs
7: Affordable & Clean Energy, 11: Sustainable Cities & Communities, 13: Climate Action.



Green Indices
Eligible for many green indices like "The BofA Merrill Lynch GB Index", "Barclays MSCI GB Index", "S&P GB Index", "Solactive GB Index".

Green Bond Investor
Since 2015 runs a dedicated green bond investment portfolio of €2bn (target) mandated by the Federal Ministry of Environment.

Vocal Advocate
As member (since 2015) of the Exec. Committee of the Green Bond Principles, KfW is highly committed to foster green bond market standards.

Global Engagement
Engaging in and supporting of int'l and national initiatives to promote sustainability in capital markets (e.g. PRI, TCFD, EU TechExpert-Group).

Currency Split of all KfW Green Bonds issued
by July 31, 2020


HKD, PLN
3% NOK
4% AUD
6% SEK
8% GBP
25% USD
54% EUR

KfW Green Bonds - Made by KfW / August 2020 27

Green Bonds - Made by KfW / August 2020 Overview on issuances and reporting Green Bonds – Made by KfW EUR in billions Volume of KfW Green Bonds issued by July 31, 2020: EUR 26bn EUR USD AUD GBP SEK HKD 2.7 3.7 2.8 3.7 1.6 8.1 EUR equivalent; based on ECB reference rate on the pricing date; Reports available under: https://www.kfw.de/KfW-Konzern/Investor-Relations/KfW-Green-Bonds/KfW-Green-Bonds-Reporting/index-2.html NOK PLN 3.6 HUF Details 2 Green Bonds issued 5 Green Bonds issued 4 Green Bonds issued 7 Green Bonds issued 3 Green Bonds & 1 promissory note loan issued 9 Green Bonds & 1 promissory note loan issued 10 Green Bonds ytd Allocation Reporting Impact Reporting Available in Q3 2020 Available in 2022 once impact is externally evaluated

New Investors KfW Green Bonds shall attract new investors. Mainstream Investors Dedicated Green Investors KfW set three goals with regard to its investor base Investors in Green Bonds – Made by KfW Investor Characteristics of our experience of Green Bonds – Made by KfW new investors since 2014, primarily asset mana-gers, which did never invest before in KfW bonds in primary markets. KfW Green Bonds shall comply with strong requirements of dedicated green investors. 40% SRI In 2019, SRI bought 40% of KfW Green Bonds → SRI/dedicated green investors preferred. KfW Green Bonds shall raise aware-ness of mainstream investors for sustainability and green finance. Almost every discussion with investors, even with central banks and treasuries, at least touches on green bonds. Green Bonds - Made by KfW / August 2020 From discussions with investors and feedback from lead managers: dedicated green investors and SRI tend to be more buy-and-hold Share of asset managers (incl. insurances/pension funds) in KfW Green Bonds much higher than in conventional KfW bonds 35% 18% Allocation of EUR/USD bonds 2014-2019 Investors by region Europe Americas Asia Australia Predominantly European investors

(1) A rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. A comparison of green and conventional KfW Bonds Issuer Guarantor The Federal Republic of Germany Rating (1) Moody‘s: Aaa Scope Ratings: AAA Standard & Poor‘s: AAA Risk weight 0% according to CRR/Basel III Use of Proceeds General business, however, amount equal to net proceeds for climate friend-ly projects accord. to KfW Framework General business Reporting Allocation report & Impact report None Target investors Institutional investors, especially green or socially responsible investors (SRI) Institutional investors Currency Flexible, primarily EUR, USD, GBP, AUD, SEK, JPY. Up to 20 currencies possible. Term Determined by underlying green assets, primarily 5 to 10 years Flexible, primarily 2 to 15 year Repayment Bullet Green Bonds – Made by KfW Conventional KfW Bonds Green Bonds - Made by KfW / August 2020

KfW at debt capital markets KfW as an issuer of bonds and notes Green Bonds - Made by KfW / August 2020

Green Bonds - Made by KfW / August 2020 Solid business performance Key financial figures of KfW Group (IFRS) 2018 2019 H1 2020 Business activities (in EUR bn) – for the period Promotional business volume 75.5 77.3 76.2 Income statement key figures (in EUR mn) – for the period Operating result before valuation & promotional activities 1,387 1,677 967 Consolidated profit 1,636 1,367 -576 Consolidated profit before IFRS effects from hedging 1,311 1,447 -392 Balance sheet (in EUR bn) – at the end of the period Total assets 485.8 506.0 522.3 Equity 30.3 31.4 30.9 Volume of business 590.7 610.7 652.2 Key regulatory figures (in %) – at the end of the period Tier 1 capital ratio 20.1% 21.3% 23.5% Total capital ratio 20.1% 21.3% 23.7%

Highlights in 2019 & H1 2020

KfW Group	In 2019, KfW achieved EUR 77.3bn in its promotional activities (+2% yoy). While int'l business increased again quite significantly, this was offset by a slight decrease in domestic business. EUR 76.2bn (+127% yoy) in H1 marked a successful start in 2020, a year dominated by KfW's role in delivering COVID-19-related liquidity aid.
Domestic Business	In 2019, 5% decrease to EUR 43.4bn due to excellent financing conditions for SMEs; however, increasing demand for housing (e.g. grant-based government-sponsored *Baukindergeld*). EUR 63bn (+203% yoy) in H1 2020 as a result of the coronavirus aid programmes.
KfW Special Programme 2020 (COVID-19 aid)	On behalf of the government and part of a comprehensive package of measures, KfW is responsible for various loan facilities providing liquidity aid for COVID-19 affected companies in Germany. As of 30 June 2020, KfW has received around 70,000 loan applications and has made commitments totalling EUR 33.6 billion.
International Business	In 2019, 25% increase in export & project finance to record level EUR 22.1bn; further growth in H1, decrease expected as the year progresses. Promotion of developing countries & emerging economies remained unchanged in 2019, significant role in implementing government's Emergency COVID-19 Support Programme.
Financial Markets	In 2019, KfW invested approx. EUR 1.1bn in securitization transactions to promote SMEs and EUR 0.3bn in green bonds (2020e: EUR 0.4bn) to support climate change mitigation and environmental protection. While securitization transactions ended in Q1 2020, green bond investments rose to EUR 221m.
Results	Consolidated profit of EUR 1.4bn in 2019 characterised by rise of operating result combined with decline in the valuation result, exceeded well KfW's target (EUR 0.8bn). In H1 2020, result of EUR -0.4bn marked by extreme burdens of approx. EUR 1bn related to COVID-19 pandemic, operating result before valuation up 11% yoy.

KFW Green Bonds - Made by KfW / August 2020 33

COVID-19 related loan facilities

Focus on supporting the German economy on behalf of the German government

KfW Special Programme 2020

No risk for KfW

- On behalf of the government and part of a comprehensive package of measures. Launched in March.
- Loan facilities as liquidity aid for businesses in Germany affected by the COVID-19 pandemic. Precondition: no financial difficulties at end of 2019.
- Up to 100,000 loans, more than € 50bn expected.
- Promotional terms are significantly modified in order to facilitate the approval and extension.

On-lending loan via commercial banks		Direct lending in consortium
No risk assessment	Fast-track risk assmt	Ordinary risk assmt
Loans < EUR 800k	Loans < EUR 100m	Loans > EUR 25m max. 80% of total
Risk: 100% govt	Risk: 80/90% govt 20/10% bank	Risk: 100% govt

Facts and Figures (as of 28 July 2020)

- About 78,000 applications totalling ~ € 53bn.
- 98.5% of all applications for loans < € 3m
- 45 applications for direct lending totalling ~ € 16bn,
- 99% of all applications already processed
- Commitment volume: ~ € 41bn
- Average loan amount: ~ 500k

Loan applications	Already processed	Commitment volume
78k	**99%**	**€41bn**

KfW Green Bonds - Made by KfW / August 2020 34

Green Bonds - Made by KfW / August 2020 Business performance 76.2 bn EUR Total promotional business volume H1 2020 About 83% domestic and 17% international business. In 2020 shift towards domestic business. 522 bn EUR Total assets at H1 2020 Germany’s 3rd largest credit institution in terms of total assets. - 0.4 bn EUR Consolidated profit H1 2020 Due to the pandemic, profit before IFRS effects from hedging is, however, significantly less than the previous year. Capital Ratio (Tier 1) 2017 2018 .1 2016 2019 22.3 20.6 20.1 21.3 16.5 preliminary IRBA CRSA IRBA approved BaFin minimum requirement BaFin approval as advanced IRBA institution since 6/2017. The increase of the Tier 1 capital ratio of KfW as of June 30, 2020, was mainly due to the first-time application of the new regulatory authority-compliant evaluation system for credit risk, which reduced the total risk exposure amount significantly and overcompensated the effect of losses during the first half of the year. in bn EUR in bn EUR in bn EUR IRBA approval Strategic target (before IFRS effects) H1 2020 35

Green Bonds - Made by KfW / August 2020 Basis of KfW’s funding Explicit and direct guarantee from the Federal Republic of Germany Defined by law Guarantee established in 1998 Direct, explicit and unconditional §1a of the Law concerning KfW: The Federal Republic guarantees all obligations of KfW in respect of loans extended to and debt securities issued by KfW, fixed forward transactions or options entered into by KfW and other credits extended to KfW as well as credits extended to third parties inasmuch as they are expressly guaranteed by KfW.

Wide selection of products addressing investor needs


Rely on the safe haven.

KfW Benchmark Programmes

- Large and highly liquid bonds, highly diversified investor base
- Regular offerings and taps
- Size: 3–5bn (6bn incl. taps, euro only)
- 3, 5, 7 and 10y

Format: EMTN, Global

€ $

Green Bonds – Made by KfW

- Liquid green bonds, diversified SRI investor base
- Focus: € and $
- Regular offerings and taps
- Private placements possible

Format: EMTN, Global, Kangaroo, US-MTN

€ $ £ A$ NOK SEK HK$...

Additional Public Bonds

- Large and liquid bonds, diversified investor base
- Tenors from 1 to 30y
- Liquid curves and strategic approach in £ and A$
- Regular offerings and taps

Format: EMTN, Global, Kangaroo, Kauri

€ $ £ A$ NZ$ C$ SEK NOK

Tailor-made Placements

- Customized products for investor needs
- Flexible in currency, structure and maturity
- Uridashi transactions

Format: EMTN, US-MTN, NSV, SSD

€ $ ¥ HK$ Mex$ CN¥ ZAR ...

KFW Green Bonds - Made by KfW / August 2020 37

Strong presence in debt capital markets Funding volume (EUR in billions) KfW Benchmark Programmes Green Bonds – Made by KfW Additional Public Bonds Tailor-made Placements 72.8 78.2 76.1 Target 2020 ~ €65bn Green Bonds - Made by KfW / August 2020 Capitalization (as of December 31, 2019) Capital Markets Money Markets Other Liabilities (primarily collateral from derivative transactions) Equity 80.6 EUR 45.1bn issued as per July 31, 2020

KfW's funding by currencies and instruments

Benchmark bonds are key – core currencies euro and US dollar



Instruments
(in %)
80
70
60
50
40
30
20
10
0
Benchmark Programmes
Green Bonds
Additional Public Bonds
Tailor-made Placements
Currencies
(in %)
70
60
50
40
30
20
10
0
EUR
USD
14
12
10
8
6
4
2
0
GBP
AUD
JPY
Others
2017 (EUR 78.2bn)
2018 (EUR 76.1bn)
2019 (EUR 80.6bn)
H1 2020 (EUR 36bn)

Highlights in H1 2020

- **5** benchmark bonds (plus 3 taps) issued in EUR (2x 5y, 3y, 7y) and USD (5y) accounting for **EUR 26.7bn** raised.
- Second half of the year will focus on **"Green Bonds – Made by KfW"** with issuances so far in PLN, NOK, HKD and HUF.
- Ongoing strong demand for large and liquid benchmark bonds: **75%** of total funding volume in H1 2020.
- EUR remains by far #1 funding currency. In H1/2020, EUR funding amounted to EUR 23.7bn making up 66% of KfW's funding volume ytd.
- Although a challenging market environment, KfW continuously issued in a variety of currencies. Especially tapping the AUD market five times indicates a solid access to investors.
- In the current crisis, KfW is creating a comfortable liquidity position by tapping into new sources of funding (TLTRO III and WSF funds)

KFW Green Bonds - Made by KfW / August 2020 39

KfW in the capital markets in 2020 Strong presence in the capital markets with funding target of EUR 65 billion. KfW’s outstanding access to the capital markets, including in USD, facilitates the issue of liquid global bonds. KfW relies on its proven strategy of diversification and therefore continues to offer a wide selection of products addressing investors’ needs. The KfW Benchmark Programs remain the most important funding source. GBP, AUD and Scandinavian currencies are important for KfW’s funding mix. Strong commitment to green bonds, target: up to EUR 8 billion. EUR & USD remain key currencies in 2020 (2019: 78%). Green Bonds - Made by KfW / August 2020

KfW as an investor in green bonds Green Bond portfolio of KfW Green Bonds - Made by KfW / August 2020

Motivation & Goals KfW’s long-term goal is an active contribution to the global reduction of environmental pollution and climate change, through alternative funding of sustainable projects via the capital market. The portfolio is backed by the Federal Ministry for the Environment, Nature Conservation, Building and Nuclear Safety (BMU). KfW actively supports the green bond market with the development of qualitative standards and an engagement process with market participants. Since April 2015, KfW has been actively investing in Green Bonds on a global scale. Eligible Categories Renewable energy fund Energy efficiency projects Environmental friendly transportation Waste industry (Waste-) water-management Biodiversity measures Other refinancings with a positive impact on climate and environmental protection Goals and eligible categories of KfW’s Green Bond Portfolio KfW is also an active investor in Green Bonds Target volume €2bn Green Bonds - Made by KfW / August 2020

Minimum criteria & key portfolio figures of KfW’s Green Bond Portfolio KfW has strict criteria on its green bond investments KfW will invest in various fixed income securities Sovereigns and regions Supranationals, agencies and other state-owned or partially state-owned institutions Financials Corporates Covered bonds and „Pfandbriefe“ ABS (senior tranches only) Key Portfolio Figures Management of proceeds Transparent process of funds allocated and a competent project selection. Project description A clear description of the projects refinanced (including goals and projected impact). Reporting A frequent public reporting as well as an independent second party opinion. Minimum Criteria An investment-grade rating is mandatory. Currencies: primarily EUR and USD, but various other European currencies possible. Green Bonds - Made by KfW / August 2020

Green Bonds - Made by KfW / August 2020 Photo credits / references Title slide: full-page image: gettyImages, plainpicture / Piotr Krzeslak, Cultura Slide 5, Picture 1: KfW Photo Archive / Rüdiger Nehmzow Slide 5, Picture 2: KfW Photo Archive / Angelika Kohlmeier Slide 5, Picture 3: KfW Photo Archive / - Slide 5, Picture 4: DEG / Andreas Huppertz Slide 7, Picture 1: KfW-Photo Archive / photothek.net Slide 7, Picture 2: KfW-Photo Archive / Jürgen Lösel Slide 7, Picture 3: KfW-Photo Archive / Frank Blümler Slide 7, Picture 4: KfW Photo Archive / photothek.net Slide 7, Picture 5: KfW Bankengruppe / Jens Steingässer Slide 7, Picture 6: KfW-Photo Archive / Charlie Fawell Slide 9: KfW Photo Archive / Jens Steingässer Slide 11, Picture 1: thinkstock / Top Photo Corporation Slide 11, Picture 2: Fótolia / Olivier Le Moal Slide 11, Picture 3: KfW-Photo Archive / Thomas Klewar Slide 11, Picture 4: KfW-Bildarchiv / photothek.net Slide 12: KfW-Photo Archive / Thomas Futh Slide 16: : gettyImages, plainpicture / Piotr Krzeslak, Cultura Slide 20, Picture 1: NOTUS energy / FRICKE Film Slide 20, Picture 2: HP-T Höglmeier Polymer-Tech GmbH & Co. KG / Werner Röthlingshöfer Slide 20, Picture 3: KfW-Photo Archive / Claus Morgenstern Slide 20, Picture 4: KfW-Photo Archive / Claus Morgenstern Slide 36: Deutscher Bundestag / Lichtblick / Achim Melde Slide 37: Freunde des Hauses / gettyImages Slide 40: full-page image: gettyImages, plainpicture / Piotr Krzeslak, Cultura Slide 42: KfW-Photo Archive / Charlie Fawell Disclaimer, slide 14: The use by KfW of any MSCI ESG Research LLC Data, and the use of MSCI logos, trademarks, service marks or index names herein, do not constitute a sponsorship, endorsement or promotion of KfW by MSCI or any of its affiliates. MSCI services and data are the property of MSCI or its information providers. MSCI and MSCI research names and logos are trademarks or service marks of MSCI or its affiliates

Green Bonds - Made by KfW / August 2020 Contacts Treasurer of KfW: Ext. Tim Armbruster- 5599 Treasury: Markus Schmidtchen- 4783 Capital Markets: Petra Wehlert- 4650 Otto Weyhausen-Brinkmann- 4652 Alexander Liebethal- 4656 Investor Relations: Jürgen Köstner - 3536 Tom Richter- 6120 Serviceline- 2222 KfW Bankengruppe Palmengartenstrasse 5–9 60325 Frankfurt am Main Phone+49 69 7431 - Ext. Fax+49 69 7431 - 3986 investor.relations@kfw.de Bloomberg: KfW <GO> www.kfw.de/KfW-Group/Investor-Relations/U.S.-investors/ Sign up here for our newsletter service